LOAN AGREEMENT


                            Dated: September 28, 1999


                                     Between


                     PENN ENGINEERING & MANUFACTURING CORP.



                                       and


                            FIRST UNION NATIONAL BANK




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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

SECTION 1.  DEFINITIONS.......................................................1

           1.1.  General Provisions...........................................1

           1.2.  Defined Terms................................................1


SECTION 2.  AMOUNT AND TERMS OF LOANS........................................13

           2.1.  Working Capital Line of Credit..............................13

           2.2.  Working Capital Line of Credit Note.........................14

           2.3.  Acquisition Line of Credit..................................14

           2.4.  Acquisition Line of Credit Note.............................15

           2.5.  Term Loan Facility..........................................15

           2.6.  Term Loan Note..............................................15

           2.7.  Interest Rate Elections.....................................16

           2.8.  Loan Account................................................18

           2.9.  Maximum Legal Rate..........................................18

           2.10.  Payments...................................................18

           2.11.  Application of Payments....................................18

           2.12.  Late Charges...............................................19

           2.13.  Mandatory Payments.........................................19

           2.14.  Voluntary Prepayments......................................19

           2.15.  Yield Protection; Capital Adequacy.........................20


SECTION 3.  REPRESENTATIONS AND WARRANTIES...................................20

           3.1.  Organization and Qualification..............................20

           3.2.  Power and Authority.........................................21

           3.3.  Enforceability..............................................21

           3.4.  Conflict with Other Instruments.............................21

           3.5.  Litigation..................................................21

           3.6.  Title to Assets.............................................21

           3.7.  Licenses; Intellectual Property.............................21

           3.8.  Default.....................................................22

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           3.9.  Taxes.......................................................22

           3.10.  Financial Condition........................................22

           3.11.  ERISA......................................................22

           3.12.  Use of Proceeds............................................23

           3.13.  Regulation U...............................................23

           3.14.  No Notices; No Violations..................................23

           3.15.  Labor......................................................23

           3.16.  Group Health Plans.........................................23

           3.17.  Year 2000 Matters..........................................24

           3.18.  No Omissions...............................................24


SECTION 4.  CONDITIONS OF BORROWING..........................................24

           4.1.  Initial Advance.............................................24

           4.2.  Subsequent Advances.........................................26

           4.3.  Conditions to Term Loan.....................................27

           4.4.  Satisfaction of Conditions..................................27


SECTION 5.  AFFIRMATIVE COVENANTS............................................28

           5.1.  Financial Statements; Reports...............................28

           5.2.  Liabilities.................................................28

           5.3.  ERISA.......................................................28

           5.4.  Notices.....................................................29

           5.5.  Environmental Matters; Compliance with Laws.................29

           5.6.  Corporate Existence; Properties.............................30

           5.7.  Insurance...................................................30

           5.8.  Books and Records...........................................31

           5.9.  Location of Business........................................31

           5.10.  Funded Debt to EBITDA Ratio................................31

           5.11.  Funds Flow Coverage Ratio..................................31

           5.12.  Group Health Plans.........................................31

           5.13.  Deposit Accounts...........................................31

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SECTION 6.  NEGATIVE COVENANTS...............................................31

           6.1.  Debt........................................................32

           6.2.  Liens.......................................................32

           6.3.  Investments, Loans and Advances.............................33

           6.4.  Mergers, Consolidations.....................................33

           6.5.  Disposition of Assets.......................................33

           6.6.  Guaranty Obligations........................................33

           6.7.  Sales and Lease-Backs.......................................33

           6.8.  Continuance of Business.....................................34

           6.9.  Voluntary Prepayments.......................................34

           6.10.  Transactions with Affiliates...............................34

           6.11.  Handling of Hazardous Substances...........................34

           6.12.  Use of Proceeds............................................34

           6.13.  Management Changes.........................................35


SECTION 7.  EVENTS OF DEFAULT, REMEDIES......................................35

           7.1.  Events of Default...........................................35

           7.2.  Acceleration................................................37

           7.3.  Right of Setoff.............................................37

           7.4.  No Marshalling, Etc., Required..............................38

           7.5.  Remedies Cumulative.........................................38


SECTION 8.  MISCELLANEOUS....................................................38

           8.1.  No Waiver; Cumulative Remedies..............................38

           8.2.  Notices.....................................................38

           8.3.  Reimbursement of Lender.....................................39

           8.4.  Payment of Expenses and Taxes...............................39

           8.5.  Survival of Representations and Warranties..................39

           8.6.  Participations..............................................39

           8.7.  Successors..................................................40

           8.8.  Construction................................................40

           8.9.  Severability................................................40

           8.10. Indemnity...................................................40

           8.11. Waiver of Trial by Jury; Jurisdiction.......................40

                                       iv
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           8.12. Actions Against Lender; Release.............................41

           8.13. Performance by Lender.......................................41

           8.14. Counterparts................................................41

           8.15. Further Actions.............................................42

           8.16. Entire Agreement............................................42

           8.17. Arbitration.................................................42

                                 LOAN AGREEMENT

     THIS LOAN AGREEMENT made and entered into September 28, 1999, between PENN ENGINEERING & MANUFACTURING CORP., a Delaware corporation, and FIRST UNION NATIONAL BANK, a national banking association.

     SECTION 1. DEFINITIONS.

     1.1. General Provisions. Unless expressly provided otherwise in this Agreement or in the Loan Documents, or unless the context requires otherwise:

          (a) all accounting terms used in this Agreement and in the Loan Documents shall have the meanings given to them in accordance with GAAP;

          (b) all terms used herein and in the Loan Documents that are defined in the Pennsylvania Uniform Commercial Code, as amended from time to time, shall have the meanings set forth therein;

          (c) all capitalized terms defined in this Agreement shall have the defined meanings when used in the Loan Documents and in any other documents made or delivered pursuant to this Agreement;

          (d) the singular shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders;

          (e) all references to any particular party defined herein shall be deemed to refer to each and every person defined herein as such party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used;

          (f) all references to "Sections," "Subsections," "Paragraphs" and "Subparagraphs" shall refer to provisions of this Agreement;

          (g) all references to time herein shall mean Eastern Standard Time or Eastern Daylight Time, as then in effect; and

          (h) all references to sections, subsections, paragraphs or other provisions of statutes or regulations shall be deemed to include successor, amended, renumbered and replacement provisions.

     1.2. Defined Terms. As used herein, the following terms shall have the meanings indicated, unless the context otherwise requires:

          "Accumulated Funding Deficiency" shall mean any accumulated funding deficiency as defined in ERISA ss.302(a).

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

          "Acquisition" shall mean any purchase or acquisition by the Borrower of any properties, assets, common stock, or business completed after the Closing Date.

          "Acquisition Line of Credit" shall mean the revolving line of credit facility in the maximum amount of Thirty Million Dollars ($30,000,000) described in Section 2.3.

          "Acquisition Line of Credit Commitment" shall mean, as at any applicable time, the Borrower's maximum credit availability under the Acquisition Line of Credit, as established in Section 2.3(a) whether or not then fully extended.

          "Acquisition Line of Credit Note" shall mean the promissory note described in Section 2.4 and any future amendments, restatements, modifications or supplements thereof or thereto.

          "Acquisition Line of Credit Termination Date" shall mean September 27, 2000 unless extended in writing by the Lender.

          "Additional Costs" shall have the meaning ascribed to it in Section 2.15(a).

          "Adjusted LIBOR Rate" shall mean, for and with respect to any LIBOR Loan and LIBOR Period applicable thereto, (i) the LIBOR Rate, plus (ii) fifty (50) basis points.

          "Adjusted LIBOR Market Index Rate" shall mean, for and with respect to any LMIR Loan, (i) the LIBOR Market Index Rate (as in effect from time to time), plus (ii) fifty (50) basis points.

          "Adjusted Prime Rate" shall mean, as appropriate, (i) for and with respect to any Prime Rate Loan made under the Working Capital Line of Credit, the Prime Rate minus fifty (50) basis points, and (ii) for and with respect to any Prime Rate Loan made under the Acquisition Line of Credit, the Prime Rate minus twenty-five (25) basis points.

          "Advance" and "Advances" shall mean, individually or collectively, as appropriate any and/or all advances under (i) the Working Capital Line of Credit , (ii) the Acquisition Line of Credit, and/or (iii) the Term Loan.

          "Affiliate" shall mean, as to any Person:

               (a) if such Person is an individual, any (i) relative of such Person or of a general partner of such Person, (ii) partnership in which such Person is a general partner, (iii) general partner of such Person, or (iv) corporation of which such Person is a director, officer, or person in control;

               (b) if such Person is a corporation, any (i) director of such Person, (ii) officer of such Person, (iii) person in control of such Person, (iv) partnership in which such Person is a general partner,
          (v) general partner of or joint venturer with such Person, or (vi) relative of a general partner, director, officer, or person in control of such Person; or

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

               (c) if such Person is a partnership, any (i) general partner in such Person, (ii) relative of a general partner in such Person, (iii) partnership in which such Person is a general partner, (iv) general partner of such Person, or (v) person in control of such Person.

          As used in this definition, "control" shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns or holds directly or indirectly twenty percent (20%) or more of the voting securities or twenty percent (20%) or more of the partnership or other equity interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

          "Agreement" shall mean this Loan Agreement and any future amendments, restatements, modifications or supplements hereof or hereto.

          "Amortization Period" shall mean, for and with respect to the Term Loan, the amortization period selected by the Borrower pursuant to Section 4.3, which may be from a minimum of one (1) year to a maximum of seven (7) years from the date on which the Term Loan is made.

          "Authorized Officer" shall mean, collectively, the President, Chief Financial Officer, or any other officer of the Borrower designated as an Authorized Officer in writing to the Lender by the President of the Borrower.

          "Bankruptcy Code" shall mean the United States Bankruptcy Code, Title 11 of the United States Code, as amended, or any successor law thereto, and any rules promulgated in connection therewith.

          "Borrower" shall mean Penn Engineering & Manufacturing Corp., a Delaware corporation.

          "Borrowing Notice" shall mean a written request by the Borrower to the Lender for an Advance pursuant hereto, which Borrowing Notice shall be in the form of Exhibit "A" attached hereto (as such form of Borrowing Notice may be modified and amended from time to time by the Lender).

          "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday or any day that shall be in the City of Philadelphia, Pennsylvania, a legal holiday or a day on which banking institutions are authorized by law or other governmental agencies to close, and (ii) with respect to all determinations and notices in connection with, and payments of principal and interest on, LIBOR Loans, any day that is a Business Day described in clause (i) above that is also a day for trading by and between banks in Dollars ($) deposits in the London interbank market.

          "Capital Expenditures" shall mean, with respect to any Person for any applicable period, the sum, without duplication, of the aggregate amount of all expenditures of such Person during such period which, pursuant to and in accordance with GAAP, would be classified as capital expenditures including, without limitation, Capital Lease Obligations.

          "Capital Lease Obligations" shall mean, collectively, the obligations of any Person to pay rent or other amounts under any lease of or other arrangement conveying the right to use real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person pursuant to and accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "Closing Date" shall mean the date hereof.

          "COBRA Continuation Coverage" shall mean those provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, found in Code ss.4980B(f), which impose certain continuation coverage requirements upon group health plans in order for such plans to retain certain tax advantages.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor law thereto, and any regulations promulgated thereunder.

          "Commitment Letter" shall mean the letter dated August 26, 1999 from the Lender to the Borrower and any amendments, restatements, modifications or supplements thereof or thereto.

          "Compliance Certificate" shall mean a certificate in the form of Exhibit "B" attached hereto and made a part hereof executed by an Authorized Officer certifying as to the matters therein described.

          "Consolidated Debt" shall mean the aggregate sum of all Debt of the Borrower and its Subsidiaries, if any, on a consolidated basis and after eliminating all intercompany items.

          "Contamination" shall mean the presence of any Hazardous Substance which may require Remedial Actions under applicable law.

          "Controlled Group Member" shall mean:

               (a) any corporation included with the Borrower in a controlled group of corporations within the meaning of Code ss.414(b);

               (b) any trade or business (whether or not incorporated) which is under common control with the Borrower within the meaning of Code ss.414(c); and

               (c) any member of an affiliated service group of which the Borrower is a member within the meaning of Code ss.414(m).

          "Debt" shall mean, with respect to any Person at any applicable time (without duplication), (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations, other than intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person, (v) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all Guaranty Obligations of such Person, (vii) the principal portion of all Capital Lease Obligations, (viii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, or other interest or exchange rate or commodity price hedging agreements, (ix) the maximum amount of all performance and standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (x) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, and (xi) any other item of indebtedness or liability that would be reflected on the liabilities side of a balance sheet of such Person in accordance with GAAP. The Debt of any Person shall also include the Debt of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.

          "Default" shall mean any event specified in Section 7.1, whether or not any requirement for notice or lapse of time or any other condition has been satisfied.

          "Default Rate" shall mean a rate per annum equal to (i) two percent (2%) in excess of (ii) the Prime Rate (as in effect from time to time).

          "EBITDA" shall mean, for any applicable period and for the Borrower, the earnings of the Borrower before interest expense, taxes, depreciation and amortization expense (determined without regard to extraordinary or similar items of gain), all as determined on a consolidated basis after eliminating all intercompany items in accordance with GAAP consistently applied.

          "Employee Pension Plan" shall mean any employee pension benefit plan as defined in ERISA ss.3(2) and which is (i) maintained by the Borrower or any Controlled Group Member, and (ii) qualified under Code ss.401.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued thereunder by the United States Department of Labor or the PBGC.

          "Event of Default" shall mean any event specified in Section 7.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

          "Funded Debt" shall mean, as at any applicable time and for the Borrowers (without duplication), the sum of (i) all Debt of the Borrowers and their Subsidiaries for borrowed money, (ii) all purchase money Debt of the Borrowers and their Subsidiaries, (iii) the principal portion of all obligations of the Borrowers and their Subsidiaries in respect of Capital Lease Obligations, (iv) commercial letters of credit and the maximum amount of all performance and standby letters of credit issued or bankers' acceptance facilities created for the account of any Borrower or any of its Subsidiaries, including, without duplication, all unreimbursed draws thereunder, (v) all Guaranty Obligations of the Borrowers and their Subsidiaries with respect to Funded Debt of another Person, (vi) all Funded Debt of another Person secured by a Lien on any property of the Borrowers and their Subsidiaries whether or not such Funded Debt has been assumed by any Borrower or any of its Subsidiaries, (vii) all Funded Debt of any partnership or unincorporated joint venture to the extent any Borrower or any of its Subsidiaries is legally obligated or has a reasonable expectation of being liable with respect thereto, net of any assets of such partnership or joint venture, and (viii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

          "Funds Flow Coverage Ratio" shall mean, for the Borrower and with respect to any applicable period of the Borrower, the ratio of (i) (A) net income after taxes of the Borrower (excluding, however, extraordinary or similar items of gain to the extent included in the calculation of net income), plus (B) the aggregate amount of depreciation and amortization expense taken by the Borrower pursuant to and in accordance with GAAP, plus
     (C) interest expense on all Debt of the Borrower (including payments in the nature of interest under Capital Lease Obligations), minus (D) dividends and distributions paid to the Borrower's shareholders for the previous four consecutive fiscal quarters, to (ii) (A) the current maturities portion of all long-term Debt of the Borrower (including payments in the nature of principal under Capital Lease Obligations), plus (B) the amount referred to in paragraph (C) of clause (i) of this definition.

          "GAAP" shall mean, at any particular time, generally accepted accounting principles as in effect at such time, provided, however, that, if employment of more than one principle shall be permissible at such time in respect of a particular accounting matter, "GAAP" shall refer to the principle which is then employed by the Borrower with the agreement of its independent certified public accountants.

          "Guaranty Obligations" shall mean, as at any applicable time and for any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Debt of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Debt or other obligation or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such Debt or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Debt of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Debt, or (iv) to otherwise assure or hold harmless the owner of such Debt or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Debt in respect of which such Guaranty Obligation is made.

          "Hazardous Substances" shall mean any chemical, solid, liquid, gas, or other substance having the characteristics identified in, listed under, or designated pursuant to:

               (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.9601(14), as a "hazardous substance;"

               (b) the Clean Water Act, 33 U.S.C. ss.1321(b)(2)(A), as a "hazardous substance;"

               (c) the Clean Water Act, 33 U.S.C. ss.ss.1317(a) and 1362(13), as a "toxic pollutant;"

               (d) Table 1 of Committee Print Numbered 95-30 of the Committee on Public Works and Transportation of the United States House of Representatives, as a "toxic pollutant;"

               (e) the Clean Air Act, 42 U.S.C. ss.7412(a)(1), as a "hazardous air pollutant;"

               (f) the Toxic Substances Control Act, 15 U.S.C. ss.2606(f), as an "imminently hazardous chemical substance or mixture;"

               (g) the Resource, Conservation and Recovery Act, 42 U.S.C. ss.ss.6903(5) and 6921, as a "hazardous waste;" or

               (h) any other laws, regulations or governmental publications, as presenting an imminent and substantial danger to the public health or welfare or to the environment, or as otherwise requiring special handling, collection, storage, treatment, disposal, or transportation.

     The term "Hazardous Substances" shall also include: (w) petroleum, crude oil, gasoline, natural gas, liquefied natural gas, synthetic fuel, and all other petroleum, oil, or gas based products; (x) nuclear, radioactive, or atomic substances, mixtures, wastes, compounds, materials, elements, products or matters; (y) asbestos, asbestos-containing materials, polychlorinated biphenyls, and (z) any other substance, mixture, waste, compound, material, element, product or matter that presents an imminent and substantial danger to the public health or welfare or to the environment upon its Release.

          "Investment" in any Person shall mean, collectively, (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets, shares of capital stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (ii) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business), or (iii) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.

          "Lender" shall mean First Union National Bank, a national banking association.

          "LIBOR" shall mean, for each LIBOR Loan and LIBOR Period applicable thereto, the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) determined by the Lender according to the following formula:


                                 R = X
                                    ---
                                    1-Y


     where R =  LIBOR

           X = London Interbank Offered Rate for such LIBOR Loan for the applicable LIBOR Period

           Y = The average of the daily rates (expressed as a decimal fraction) of maximum reserve requirements which are, at any time, applicable during such LIBOR Period (including, without limitation, basic, special, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve System or other banking authority, domestic or foreign, as now and from time to time hereafter in effect, prescribed for eurocurrency funding (currently referred to as Eurocurrency Liabilities in Regulation D of such Board) to which the Lender (including any branch, Affiliate, or other fronting office making or holding a LIBOR Loan) is subject, as now and from time to time hereafter in effect


          "LIBOR Loan" shall mean any Loan or portion thereof which bears interest at the Adjusted LIBOR Rate pursuant hereto.

          "LIBOR Period" shall mean, with respect to any Loan or portion thereof bearing interest at the Adjusted LIBOR Rate pursuant hereto, the period commencing on the date on which the Loan or portion thereof begins to bear interest at the Adjusted LIBOR Rate in accordance herewith and ending one
     (1) month, two (2) months, three (3) months, six (6) months, or nine (9) months thereafter, as appropriate, as selected by the Borrower pursuant to
     Section 2.7, subject to the following:

               (a) if the last day of the LIBOR Period selected by the Borrower pursuant to Section 2.7 does not fall on a Business Day:

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

                    (1) the LIBOR Period shall be automatically extended until the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such LIBOR Period shall end on the next preceding Business Day;

                    (2) interest shall, to the extent applicable, continue to
               accrue at the Adjusted LIBOR Rate; and

                    (3) the next LIBOR Period elected, or deemed to have been
               elected, by the Borrower with respect to the LIBOR Loan to which the LIBOR Period relates, if any, shall commence on the Business Day described in clause (a)(1) above; and

               (b) any LIBOR Period that begins on the last Business Day of the calendar month (or on a date for which there is no numerically corresponding day in the calendar month in which such LIBOR Period ends) shall end on the last Business Day of a calendar month and the next LIBOR Period with respect to the LIBOR Loan to which the LIBOR Period relates, if any, shall commence on such Business Day.

          "LIBOR Market Index Rate" shall mean, for any day, the rate (rounded to the next higher 1/100 of 1%) or one (1) month U.S. Dollar deposits as reported on Telerate page 3750 as of 11:00 a.m. London time, for any such day, provided, if such day is not a London business day, the immediately preceding London business day (or if not so reported, then as determined by the Lender from another recognized source or interbank quotation).

          "LMIR Loan" and "LMIR Loans" shall mean, individually or collectively, as appropriate, any Advance and/or all Advances which bear interest at the Adjusted LIBOR Market Index Rate pursuant hereto.

          "Lien" shall mean, collectively, any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind, including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof.

          "Loan" and "Loans" shall mean, individually or collectively, as appropriate, (i) any or all Advances under the Working Capital Line of Credit, (ii) any or all Advances under the Acquisition Line of Credit and/or (iii) any or all Advances under the Term Loan.

          "Loan Account" shall mean, collectively, the account or accounts of the Borrower on the books of Lender in which are recorded the Loans and the payments of principal and interest made by the Borrower to Lender thereon.

          "Loan Documents" shall mean this Agreement, the Notes and all other documents executed and delivered to the Lender by or on behalf of the Borrower in connection therewith and any modifications, amendments, restatements, substitutions and replacements of or for any of the foregoing.

          "London Interbank Offered Rate" shall mean, for and with respect to any LIBOR Loan and any LIBOR Period applicable thereto, the rate (rounded upwards, if necessary, to the nearest 1/16th of 1%) equal to the composite London Interbank Offered Rate for dollar ($) deposits approximately equal in principal amount to the amount of such LIBOR Loan and for a maturity comparable to such LIBOR Period appearing on the Telerate Screen Page 3750 at approximately 11:00 A.M., London time, on the date that is two (2) LIBOR Business Days prior to the commencement of such LIBOR Period; provided, however, that if such rate shall for any reason not be available on the Telerate Screen Page 3750 at such time, the London Interbank Offered Rate shall be the arithmetic average of the rates at which Dollar ($) deposits approximately equal in principal amount to the amount of such LIBOR Loan and for a maturity comparable to such LIBOR Period are offered to the principal London office of any bank designated by the Lender in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two (2) LIBOR Business Days prior to the commencement of such Interest Period. As used herein, the term "Telerate Screen Page 3750" shall mean the display designated as the page for LIBOR on the Dow Jones Telerate Service (or such other page as may replace the LIBOR page on that service for the purpose of displaying London interbank offered rates of major banks).

          "Material Adverse Effect" shall mean, collectively and with respect to any event, occurrence, or condition of any kind or nature, a material adverse effect on (i) the assets, liabilities, operations, profits, financial condition or business of the Borrower, (ii) the ability of the Borrower to perform its obligations under this Agreement or any of the Loan Documents, or (iii) the validity or enforceability of this Agreement, any of the other Loan Documents, or any of the rights and remedies of the Lender hereunder or thereunder.

          "Minimum LIBOR Loan Amount" shall mean Five Hundred Thousand Dollars ($500,000).

          "Notes" shall mean, collectively, (i) the Working Capital Line of Credit Note, (ii) the Acquisition Line of Credit Note and (iii) the Term Loan Note.

          "Obligations" shall mean, collectively, all liabilities, duties and obligations of the Borrower to the Lender with respect to any covenants, representations or warranties herein or in the Loan Documents, with respect to the principal of and interest on the Loans, and all other present and future fixed and/or contingent obligations of the Borrower to the Lender hereunder and under the Loan Documents, including, without limitation, obligations with respect to interest accruing (or which would accrue but for ss.502 of the Bankruptcy Code) after the date of any filing by Borrower of any petition in bankruptcy or the commencement of any bankruptcy, insolvency or similar proceedings with respect to Borrower.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation.

          "Permitted Encumbrances" shall mean those liens and encumbrances listed on Schedule 3.6.

          "Permitted Indebtedness" shall mean any and all Debt permitted under
     Section 6.1.

          "Person" shall mean an individual, a corporation, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, or any other legal entity.

          "Prevailing Rate" shall mean, with respect to any Loan or portion thereof, the rate per annum at which the Loan or portion thereof bears interest pursuant to Section 2.7.

          "Prime Rate" shall mean the floating annual rate of interest that is designated from time to time by the Lender as the "Prime Rate" and is used by the Lender as a reference base with respect to different interest rates charged to borrowers generally. Such rate of interest shall change simultaneously and automatically upon the Lender's designation of any change in such reference rate, and the Lender's determination and designation from time to time of the reference rate shall not in any way preclude the Lender from making loans to other borrowers at rates which are higher or lower than or different from the referenced rate.

          "Prime Rate Loan" and "Prime Rate Loans" shall mean, individually or collectively, as appropriate, any Advance and/or all Advances which bear interest at the Adjusted Prime Rate pursuant hereto.

          "Regulatory Change" shall mean (a) any change on or after the date of this Agreement in United States federal, state, or any foreign, laws or regulations (including Regulation D of the Board of Governors of the Federal Reserve System) applying to the class of banks including the Lender (or any Affiliate thereof), or (b) the adoption or making on or after such date of any interpretations, directives or requests applying to a class of banks including the Lender (or any Affiliate thereof) of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, or dumping.

          "Remedial Actions" shall mean:

               (a) clean-up or removal of Hazardous Substances;

               (b) such actions as may be necessary to monitor, assess, or evaluate the Release or threatened Release of Hazardous Substances;

               (c) proper disposal or removal of Hazardous Substances;

               (d) the taking of such other actions as may be necessary to prevent, minimize, or mitigate the damages caused by a Release or threatened Release of Hazardous Substances to the public health or welfare or to the environment; and

               (e) the providing of emergency assistance after a Release.

     Remedial Actions include, but are not limited to, such actions at the location of a Release as: storage; confinement; perimeter protection using dikes, trenches, or ditches; clay cover; neutralization; clean-up of Hazardous Substances or contaminated materials; recycling or reuse; diversion; destruction; segregation of reactive wastes; dredging or excavations; repair or replacement of leaking containers; collection of leachate and runoff; onsite treatment or incineration; providing alternative water supplies; and any monitoring reasonably required to assure that such actions protect the public health and welfare and the environment.

          "Reportable Event" shall mean with respect to any Employee Pension Plan subject to Title IV of ERISA, an event described in ERISA ss.4043(b).

          "Solvent" shall mean, as at any applicable time and for any Person, that at such time (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, and
     (v) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Subordinated Indebtedness" shall mean, collectively, all Debt of the Borrower and its Subsidiaries, if any, for money borrowed, whether now existing or hereafter incurred, and which is subordinated in right of payment of principal and interest to the Obligations, either absolutely or upon the occurrence of and during the continuance of a Default or an Event of Default, pursuant to and in accordance with the terms, conditions, and restrictions of a subordination agreement with the Lender which is satisfactory, in form and substance, to the Lender.

          "Subsidiary" shall mean any corporation more than fifty percent (50%) of the outstanding shares of capital stock of which (except for directors' qualifying shares, if required by law) are at the time owned by the Borrower and/or one or more Subsidiaries.

          "Term Loan" shall mean the term loan made by the Lender to the Borrower under and pursuant to the Term Loan Facility.

          "Term Loan Facility" shall mean the term loan facility described in
     Section 2.5.

          "Term Loan Note" shall mean the promissory note described in Section 2.6, and any future amendments, restatements, modifications or supplements thereof or thereto.

          "Working Capital Line of Credit" shall mean the revolving line of credit facility in the maximum amount of Ten Million Dollars ($10,000,000) described in Section 2.1.

          "Working Capital Line of Credit Commitment" shall mean, as at any applicable time, the Borrower's maximum credit availability under the Working Capital Line of Credit, as established in Section 2.1(a) whether or not then fully extended.

          "Working Capital Line of Credit Note" shall mean the promissory note described in Section 2.2 and any future amendments, restatements, modifications or supplements thereof or thereto.

          "Working Capital Line of Credit Termination Date" shall mean September 27, 2000 unless extended in writing by the Lender.

     SECTION 2. AMOUNT AND TERMS OF LOANS.

     2.1. Working Capital Line of Credit.

          (a) Subject to, and in accordance with, the terms and conditions of this Agreement, the Lender agrees to extend credit to the Borrower by making Advances to it under the Working Capital Line of Credit, from time to time during the period commencing on the Closing Date and ending on the Business Day preceding the Working Capital Line of Credit Termination Date, in an aggregate outstanding amount that shall not exceed, at any one time, Ten Million Dollars ($10,000,000).

          (b) During the period referred to in Section 2.1(a), the Borrower may use the Lender's commitment under the Working Capital Line of Credit by borrowing, repaying and reborrowing. The Borrower shall notify the Lender verbally or in writing of each proposed borrowing under the Working Capital Line of Credit not later than 2:00 p.m., Philadelphia, Pennsylvania, time on the day of such proposed borrowing pursuant to a Borrowing Notice. The Borrower authorizes and directs the Lender to disburse the proceeds of each such borrowing by direct deposit to Borrower's demand deposit account maintained with the Lender.

          (c) The Working Capital Line of Credit shall be used solely for the Borrower's working capital requirements. The initial Advance under the Working Capital Line of Credit shall be used to repay the outstanding balance of the borrower's existing line of credit facility with the Lender (which line of credit facility is hereby terminated and canceled.)

          (d) The Working Capital Line of Credit Termination Date may be extended or renewed by the Lender, in its sole discretion, on a day-to-day basis or otherwise, based on a letter to such effect from the Lender to the Borrower or by a written agreement between the parties hereto; provided, however, the Lender shall have no duty or obligation, express or implied, to extend the Working Capital Line of Credit Termination Date or consider any request for such an extension.

     2.2. Working Capital Line of Credit Note. On the Closing Date, the Borrower shall execute and deliver to the Lender its promissory note, which shall evidence the Borrower's obligations to repay the principal of, interest on, and other amounts due in connection with the Working Capital Line of Credit, and which shall:

          (a) be dated the Closing Date and be payable to the Lender's order in the principal amount of Ten Million Dollars ($10,000,000);

          (b) bear interest on the unpaid principal amount of any funds advanced and outstanding thereunder at the Prevailing Rate;

          (c) be payable as to interest monthly, with respect to the LMIR Loans and Prime Rate Loans evidenced thereby, commencing on November 1, 1999, and continuing on the same day of each month thereafter until payment in full of the unpaid principal amount of, and all accrued but unpaid interest thereon;

          (d) be payable as to interest, with respect to LIBOR Loans evidenced thereby, at the expiration of the LIBOR Period applicable thereto, unless the LIBOR Period exceeds three (3) months in which case interest shall be payable at each three (3) month interval of the LIBOR Period and at the expiration of LIBOR Period; and

          (e) be payable in full as to the entire unpaid principal balance, all accrued interest and other sums due thereunder on the Working Capital Line of Credit Termination Date.

     2.3. Acquisition Line of Credit.

          (a) Subject to, and in accordance with, the terms and conditions of this Agreement, the Lender agrees to extend credit to the Borrower by making Advances to it under the Acquisition Line of Credit, from time to time during the period commencing on the Closing Date and ending on the Business Day preceding the Acquisition Line of Credit Termination Date, in an aggregate outstanding amount that shall not exceed, at any one time, Thirty Million Dollars ($30,000,000).

          (b) During the period referred to in Section 2.3(a), the Borrower may use the Lender's commitment under the Acquisition Line of Credit by borrowing, repaying and reborrowing. The Borrower shall notify the Lender in writing of each proposed borrowing under the Acquisition Line of Credit not later than 10:00 a.m., Philadelphia, Pennsylvania, time on the day of such proposed borrowing pursuant to a Borrowing Notice. The Borrower authorizes and directs the Lender to disburse the proceeds of each such borrowing by direct deposit to the demand deposit account of the Borrower with the Lender.

          (c) The Borrower shall be permitted to use Advances under the Acquisition Line of Credit solely to finance all or any portion of a transaction, pursuant to which the Borrower shall purchase all or a portion of the assets, properties, equity securities, and/or business of a Person engaged in a business similar to or related to the industry of the business conducted by the Borrower as of the Closing Date, the completion of which has been approved by Borrower's Board of Directors.

          (d) The Acquisition Line of Credit Termination Date may be extended or renewed by the Lender, in its sole discretion, on a day-to-day basis or otherwise, based on a letter to such effect from the Lender to the Borrower or by a written agreement between the parties hereto; provided, however, the Lender shall have no duty or obligation, express or implied, to extend the Acquisition Line of Credit Termination Date or consider any request for such an extension.

     2.4. Acquisition Line of Credit Note. On the Closing Date, the Borrower shall execute and deliver to the Lender a promissory note, which shall evidence the Borrower's obligation to repay the principal of, interest on, and other amounts due in connection with the Acquisition Line of Credit, and which shall:

          (a) be dated the Closing Date and be payable to the Lender's order in the principal amount of Thirty Million Dollars ($30,000,000);

          (b) bear interest on the unpaid principal amount of any funds advanced and outstanding under the Acquisition Line of Credit from the dates of such advances at an annual rate equal to the Prevailing Rate;

          (c) be payable as to interest monthly, with respect to the LMIR Loans and Prime Rate Loans evidenced thereby, commencing on November 1, 1999, and continuing on the same day of each month thereafter until payment in full of the unpaid principal amount of, and all accrued but unpaid interest thereon;

          (d) be payable as to interest, with respect to LIBOR Loans evidenced thereby, at the expiration of the LIBOR Period applicable thereto, unless the LIBOR Period exceeds three (3) months in which case interest shall be payable at each three (3) month interval of the LIBOR Period and at the expiration of LIBOR Period; and

          (e) be payable in full as to the entire unpaid principal balance, all accrued interest and other sums due thereunder on the Acquisition Line of Credit Termination Date.

     2.5. Term Loan Facility.

          (a) Subject to the terms and conditions of this Agreement, the Lender agrees to make a term loan to the Borrower, on the Acquisition Line of Credit Termination Date, in the maximum amount equal to the outstanding balance of the Acquisition Line of Credit on the Acquisition Line of Credit Termination Date.

          (b) The Borrower shall be permitted to use the Term Loan solely to repay the Acquisition Line of Credit.

          (c) The Term Loan shall be subject to those conditions more fully described in Section 4.3.

     2.6. Term Loan Note. As more fully set forth in Section 4.3, concurrently with the making of the Term Loan, the Borrower shall execute and deliver to the Lender its promissory note, which shall evidence the Borrower's obligation to repay the principal of, interest on, and other amounts due in connection with the Term Loan, and which shall:

          (a) be dated the date on which the Term Loan is made and be payable to the Lender's order in the principal amount of the Term Loan;

          (b) bear interest on the unpaid principal amount thereof at an annual rate equal to the Prevailing Rate;

          (c) be payable as to interest monthly, with respect to LMIR Loans and Prime Rate Loans evidenced thereby, commencing on the first day of the first month of the Amortization Period applicable thereto, and continuing on the same day of each month thereafter until payment in full of the unpaid principal amount of, and all accrued but unpaid interest thereon;

          (d) be payable as to interest, with respect to LIBOR Loans evidenced thereby, at the expiration of the LIBOR Period applicable thereto, unless the LIBOR Period exceeds three (3) months in which case interest shall be payable at each three (3) month interval of the LIBOR Period and at the expiration of LIBOR Period;

          (e) be payable as to principal in equal, consecutive monthly installments during the Amortization Period with respect thereto commencing on the first day of the first month of the Amortization Period and continuing on the same day of each month thereafter, each such installment to be equal to (i) the original principal amount of the Term Loan, divided by (ii) the number of months comprising the Amortization Period;

          (f) have a maturity date occurring on the last day of the Amortization Period applicable thereto, at which time the entire outstanding principal amount thereof, and all accrued interest thereon, shall be paid in full; and

          (g) be in the form of Exhibit "C" attached hereto.

     2.7. Interest Rate Elections.

          (a) The Borrower, subject to any prior continuing interest rate elections made pursuant to Sections 2.7(b) and 2.7(c), at any time and from time to time, may notify the Lender that it is electing to have interest accrue at the Prime Rate on a specific portion (up to and including 100%) of the aggregate unpaid amount of any Advance(s). All Advances for which an interest rate option is not specifically designated by the Borrower under this Section 2.7, pursuant to the terms hereof, or not requested in conformity with the terms hereof, shall be Prime Rate Loans.

          (b) Subject to the notice provisions set forth in this Section 2.7(b), at any time and from time to time, the Borrower may notify (which notice shall be irrevocable) the Lender it is electing to have interest accrue for a LIBOR Period specified in writing by the Borrower at the Adjusted LIBOR Rate on a specific portion (up to and including 100%) of the aggregate unpaid amount of any Advance (including any Advance to be made by the Lender to the Borrower on the date of election) equal to the amount specified by the Borrower. The Borrower shall notify the Lender not later than 10:00 A.M. two (2) Business Days before the date on which the Borrower desires any Advance to bear interest at the Adjusted LIBOR Rate. Notwithstanding anything contained herein to the contrary, (i) any LIBOR Loan shall be in minimum denominations equal to the Minimum LIBOR Loan Amount and in multiples thereof if in excess thereof, and (ii) the Borrower shall not be permitted to request a LIBOR Loan (including a conversion thereto) that, if made, would result in more than four (4) LIBOR Loans outstanding at any time (it being understood that LIBOR Loans having different LIBOR Periods, regardless of whether they commence on the same date, shall be considered separate LIBOR Loans).

          (c) The Borrower, subject to any prior continuing interest rate elections made pursuant to Sections 2.7(a) or 2.7(b), at any time and from time to time, may notify the Lender that it is electing to have interest accrue at the LIBOR Market Index Rate on a specific portion (up to and including 100%) of the aggregate unpaid amount of any Advance.

          (d) Following an interest rate election made by the Borrower with respect to any Advance pursuant to Sections 2.7(a), 2.7(b) or 2.7(c), but subject to all other conditions of this Agreement, the Borrower may, in accordance with the provisions of Sections 2.7(a), 2.7(b) and 2.7(c), from time to time, elect to convert or continue the type of interest rate borne by such Advance. In the event that the Borrower fails to provide the Lender with any notice of conversion or continuance, as described above, such Advance shall immediately and automatically become a Prime Rate Loan and shall commence bearing interest at the Adjusted Prime Rate. Notwithstanding anything contained herein to the contrary, the Borrower shall not convert, or permit the conversion of, any LIBOR Loan to a Prime Rate Loan or LMIR Loan until the expiration of the LIBOR Period then in effect with respect thereto.

          (e) Any LIBOR Period for LIBOR Loans under the Acquisition Line of Credit and Working Capital Line of Credit shall end prior to the Acquisition Line of Credit Termination Date or the Working Capital Line of Credit Termination Date, as appropriate, and the Borrower's election of LIBOR Periods hereunder shall not violate the provisions of this Section 2.7(e). Any LIBOR Period for LIBOR Loans under the Term Loan shall end prior to the expiration of the Amortization Period and the Borrower's election of LIBOR Periods hereunder shall not violate the provisions of this Section 2.7(e).

          (f) In the event that the Lender shall determine (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the interbank eurodollar market or otherwise, adequate and reasonable means do not exist for ascertaining LIBOR and/or LIBOR Market Index Rate, the Borrower's right to elect to have interest accrue on any Advance at the Adjusted LIBOR Rate or Adjusted LIBOR Market Index Rate shall be suspended until such time that the Lender determines that adequate and reasonable means exist for ascertaining LIBOR or LIBOR Market Index Rate.

          (g) Notwithstanding anything contained herein to the contrary, if any applicable law, treaty, regulation or directive, or any change in or in the application or interpretation of such law, treaty, regulation or directive, or any other event shall make it unlawful for the Lender to make or maintain LIBOR Loans and/or LMIR Loans:

               (1) The obligation of the Lender to make or maintain LIBOR Loans and/or LMIR Loans shall be canceled automatically and immediately; and

               (2) Such LIBOR Loans and/or LMIR Loans shall convert automatically and immediately to Prime Rate Loans.

          (h) The Borrower shall not prepay, in whole or in part, any LIBOR Loans prior to the expiration of the appropriate LIBOR Period applicable thereto. The Borrower shall indemnify the Lender and hold the Lender harmless from and against any loss or expense that the Lender may sustain or incur as a result of (i) any prepayment of a LIBOR Loan, (ii) the conversion of a LIBOR Loan to a Prime Rate Loan or LMIR Loan prior to the expiration of the LIBOR Period applicable thereto, (iii) a Loan being converted from a LIBOR Loan to a Prime Rate Loan or LMIR Loan by reason of the circumstances described in Section 2.7(g), or (iv) a LIBOR Loan not being made after notice thereof is provided to the Lender pursuant hereto. Such agreement to indemnify shall include, without limitation, any interest payable by the Lender to lenders of funds obtained by the Lender in order to make or maintain LIBOR Loans pursuant hereto.

          (i) Following the occurrence of a Default or an Event of Default, the Borrower may not elect to have any Advance made or maintained as, or converted into, a LIBOR Loan after the expiration of any LIBOR Period then in effect for that Advance.

     2.8. Loan Account. The Lender shall record in one or more Loan Accounts, the Loans, all advances to and all payments made by Borrower on account of the Loans, and all other appropriate debits and credits. Each month the Lender shall render to Borrower a statement setting forth the debit balance of the Loan Account as of the close of the preceding month, together with a statement of the amount of interest and other charges due the Lender as of that time. Each statement shall be considered correct and accepted by the Borrower and conclusively binding upon the Borrower unless the Borrower notifies the Lender to the contrary in writing within sixty (60) days from the receipt of the statement.

     2.9. Maximum Legal Rate. Borrower shall not be obligated to pay and Lender shall not collect interest on any Obligation at a rate in excess of the maximum permitted by law or the maximum that will not subject Lender to any civil or criminal penalties. If, because of the acceleration of maturity, the payment of interest in advance or any other reason, Borrower is required, under the provisions of any Loan Document or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate, and any payment made in excess of such maximum rate, together with interest thereon at the rate provided herein from the date of such payment, shall be immediately and automatically applied to the reduction of the unpaid principal balance of the Obligations as of the date on which such excess payment was made. If the amount to be so applied to reduction of the unpaid principal balance exceeds the unpaid principal balance, the amount of such excess shall be refunded by Lender to Borrower.

     2.10. Payments. All payments (including prepayments) by the Borrower hereunder shall be made at the Lender's address set forth in Section 8.2, or such other place or places as the Lender may direct, prior to 2:00 p.m. on the date of payment, in lawful money of the United States of America, and in immediately available funds, and, when due or upon instruction from the Borrower, may be made by debit to any of the Borrower's general accounts with the Lender.

     2.11. Application of Payments. All payments shall be applied first to the payment in full of any costs incurred in the collection of any Obligation, including (without limitation) reasonable attorneys' fees, then to the payment in full of any late charges, then to the payment in full of accrued, unpaid interest and finally to the reduction of the unpaid principal balance.

     2.12. Late Charges. If the Borrower shall fail to pay any installment of interest or principal due under the Loans or any other sum due to the Lender under any of the Loan Documents on the date it is due, the Borrower shall pay to the order of the Lender, immediately, without notice or demand, a late charge equal to five percent (5%) of the amount overdue to defray part of the additional expense incurred by the Lender in connection with the delinquency and collection of the overdue amount. The provision for such late charge shall not be construed to permit the Borrower to make any payment after its due date, obligate the Lender to accept any overdue installment, or affect the Lender's rights and remedies upon the occurrence of a Default or an Event of Default.

     2.13. Mandatory Payments.

          (a) If (i) the unpaid principal balance of the Working Capital Line of Credit Note exceeds (ii) the Working Capital Line of Credit Commitment at any time, the Borrower shall immediately pay to the Lender, for application to the Working Capital Line of Credit Note, an amount equal to such excess. If the Lender shall determine, in its reasonable discretion, that the unpaid principal balance of the Working Capital Line of Credit Note exceeds the Working Capital Line of Credit Commitment, then the Lender shall have the right to set-off any funds of the Borrower on deposit with the Lender to the extent necessary to eliminate such excess.

          (b) If (i) the unpaid principal balance of the Acquisition Line of Credit Note exceeds (ii) the Acquisition Line of Credit Commitment at any time, the Borrower shall immediately pay to the Lender, for application to the Acquisition Line of Credit Note, an amount equal to such excess. If the Lender shall determine, in its reasonable discretion, that the unpaid principal balance of the Acquisition Line of Credit Note exceeds the Acquisition Line of Credit Commitment, then the Lender shall have the right to set-off any funds of the Borrower on deposit with the Lender to the extent necessary to eliminate such excess.

     2.14. Voluntary Prepayments.

          (a) Except as otherwise provided herein, the Borrower at any time and from time to time may voluntarily prepay Prime Rate Loans or LMIR Loans, or any of them, in whole or in part, upon notification to the Lender of such prepayment not later than 10:00 a.m. on the date of prepayment, in integral multiples of Twenty-Five Thousand Dollars ($25,000). Any partial prepayments of principal shall be applied against scheduled payments of principal in the inverse order of maturity and shall not postpone or reduce any regularly scheduled payment of principal or interest thereon.

          (b) The Borrower shall not prepay, in whole or in part, any LIBOR Loans prior to the expiration of the appropriate LIBOR Period applicable thereto. The Borrower shall indemnify the Lender and hold the Lender harmless from and against any loss or expense that the Lender may sustain or incur as a result of (i) any prepayment of a LIBOR Loan, or (ii) a Loan being converted from a LIBOR Loan to a Prime Rate Loan or LMIR Loan by reason of the circumstances described in Section 2.7(f) or Section 2.7(g). Such agreement to indemnify shall include, without limitation, any interest payable by the Lender to lenders of funds obtained by the Lender in order to make or maintain LIBOR Loans pursuant hereto.

     2.15. Yield Protection; Capital Adequacy.

          (a) The Borrower shall pay to the Lender from time to time such amounts as the Lender may determine to be necessary to compensate it for any costs incurred by the Lender or any reduction in any amount receivable by the Lender hereunder (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to the Lender under this Agreement or the Notes (other than taxes imposed on the overall net income of the Lender by the jurisdiction in which the Lender has its principal office); or (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit, or other assets of, or any deposits with or other liabilities of, the Lender (but excluding any such requirement to the extent reflected in an applicable reserve requirement); or (iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities). The Lender will notify the Borrower of any event occurring after the date of this Agreement that will entitle the Lender to compensation pursuant to this Section 2.15 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. The Lender will furnish the Borrower with a statement setting forth the basis and amount of each such request.

          (b) If after the date hereof, the Lender shall have determined that the adoption of any applicable law, rule, regulation or treaty regarding capital adequacy, or any Regulatory Change, has or would have the effect of reducing the rate of return on the Lender's capital as a consequence of its obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender's policies with respect to capital adequacy) by an amount the Lender deems material, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.

          (c) In determining the amounts due under this Section 2.15, the Lender may use any reasonable averaging and attribution methods. Determination by the Lender for purposes of this Section 2.15 of the effect of any Regulatory Change on its costs of making or maintaining Loans hereunder or on amounts receivable by it hereunder and of the additional amounts required to compensate the Lender shall be conclusive, absent manifest error.

          (d) Lender agrees to use reasonable efforts to minimize any amounts which become due and payable by the Borrower to the Lender by reason of the provisions of this Section 2.15, although the Lender shall have no liability to the Borrower in connection therewith.

     SECTION 3. REPRESENTATIONS AND WARRANTIES.

     To induce Lender to enter into this Agreement and to make the Loans, the Borrower represents and warrants to Lender that:

     3.1. Organization and Qualification. The Borrower and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification.

     3.2. Power and Authority. The Borrower has the corporate power to execute, deliver and perform under, the Loan Documents, to borrow under this Agreement, and has taken all necessary corporate action to authorize the borrowings hereunder on the terms and conditions of this Agreement and the execution and delivery of, and performance under, the Loan Documents. No consent of any other party (including stockholders of the Borrower) and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents.

     3.3. Enforceability. The Loan Documents, when executed and delivered to Lender pursuant to the provisions of this Agreement, will constitute valid obligations of the Borrower legally binding upon it and enforceable in accordance with their respective terms, except as enforceability of the foregoing may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights.

     3.4. Conflict with Other Instruments. The execution and delivery of, and performance under, the Loan Documents will not violate or contravene any provision of any existing law or regulation or decree of any court, governmental authority, bureau or agency having jurisdiction in the premises or of the Articles or Certificate of Incorporation or Charter or of the By-Laws of the Borrower or of any mortgage, indenture, security agreement, contract, undertaking or other agreement to which the Borrower is a party or which purports to be binding upon it or any of its properties or assets, and will not result in the creation or imposition of any lien, charge, encumbrance on, or security interest in, any of its properties or assets pursuant to the provisions of any such mortgage, indenture, security agreement, contract, undertaking or other agreement.

     3.5. Litigation. Except as set forth on Schedule 3.5, no actions, suits or proceedings before any court or governmental department or agency (whether or not purportedly on behalf of the Borrower or any Subsidiary) are pending or, to the knowledge of the Borrower, threatened (a) with respect to any of the transactions contemplated by this Agreement or (b) against or affecting the Borrower or any Subsidiary or any of its properties that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

     3.6. Title to Assets. The Borrower has good and marketable title in fee to, or valid, enforceable leases of, all property owned, leased, or otherwise used by the Borrower, and good and marketable title to all of its other assets now carried on its books, or used by it, including those reflected in the most recent consolidated balance sheet of the Borrower delivered to the Lender or acquired since the date of such balance sheet (except personal property disposed of since said date in the ordinary course of business), free of any Liens, except those indicated in Schedule 3.6.

     3.7. Licenses; Intellectual Property. The Borrower owns or has a valid right to use the patents, patent rights, permits, licenses, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions, and intellectual property rights being used to conduct its business as now operated and as now contemplated to be operated; and the conduct of the business of Borrower as now operated and as now proposed to be operated does not and will not conflict with valid patents, patent rights, permits, licenses, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions, and intellectual property rights of others. No claim is pending or threatened to the effect that any such intellectual property owned or licensed by the Borrower or which the Borrower otherwise has the right to use, is invalid or unenforceable by the Borrower, as the case may be. Except as set forth on Schedule 3.7, the Borrower has no obligation to compensate any Person other than Subsidiaries of the Borrower for the use of any such patents or rights, and no Person has been granted any license or other rights to use in any manner any of the patents or rights of the Borrower or any Subsidiary, whether requiring the payment of royalties or not.

     3.8. Default. The Borrower is not in default under any material existing agreement, and no Default or Event of Default hereunder has occurred and is continuing.

     3.9. Taxes. The Borrower has filed or caused to be filed all tax returns (including, without limitation, those relating to federal and state income taxes) required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it (other than those being contested in good faith by appropriate proceedings for which adequate reserves have been provided on its books). No tax Liens have been filed against the assets of the Borrower or any Subsidiary, and no claims are being asserted with respect to such taxes which could have a Material Adverse Effect.

     3.10. Financial Condition.

          (a) All consolidated and consolidating balance sheets, profit and loss statements, and other financial statements of the Borrower, dated as of June 30, 1999 all of which have heretofore been delivered to the Lender, and all financial statements and data of the Borrower which will hereafter be furnished to the Lender, are or will be (when furnished) true and correct and do or will (when furnished) present fairly, accurately and completely the consolidated financial position of the Borrower and the results of its operations as of the dates and for the periods for which the same are furnished. All such financial statements have been prepared in accordance with GAAP applied on a consistent basis. Neither the Borrower nor any Subsidiary possesses any "loss contingency" (as that term is defined in Financial Accounting Standards Board, Statement of Financial Accounting Standards No. 5 - "FASB 5") which is not accrued, reflected, or reserved against in its balance sheet or disclosed in the footnotes to such balance sheet. There has been no material adverse change in the business, properties, operations or condition (financial or otherwise) of the Borrower or any Subsidiary since the date of the financial statements which were most recently furnished by the Borrower to Lender. No event has occurred that could reasonably be expected to interfere substantially with the normal business operations of the Borrower.

          (b) The Borrower is Solvent and will (after taking into account the completion of the transactions described herein and contemplated hereby) be Solvent.

     3.11. ERISA.

          (a) Except as specifically disclosed to the Lender in writing prior to the date of this Agreement:

               (1) there is no Accumulated Funding Deficiency with respect to any Employee Pension Plan;

               (2) no Reportable Event has occurred with respect to any Employee Pension Plan;

               (3) to the best of Borrower's knowledge, no violations of the Code have occurred that could potentially cause the loss of the tax qualified status of any Employee Pension Plan;

               (4) neither the Borrower nor any Controlled Group Member contributes to or has ever contributed to or otherwise incurred Withdrawal Liability with respect to any Multiemployer Plan; and

          (b) No liability (whether or not such liability is being litigated) has been asserted against the Borrower or any Controlled Group Member in connection with any Employee Pension Plan by the PBGC, by a trustee appointed pursuant to ERISA ss.4042(b) or (c), and no Lien has been attached and no person has threatened to attach a Lien on any of the Borrower's or its Controlled Group Members' property as a result of failure to comply with ERISA or as a result of the termination of any Employee Pension Plan.

          (c) Each Employee Pension Plan, as most recently amended, including amendments to any trust agreement, group annuity or insurance contract, or other governing instrument, is the subject of a favorable determination letter by the Internal Revenue Service with respect to its qualifications under Code ss.401(a) and such Employee Pension Plan's related trusts are exempt from taxation under Code ss.501(a). The Borrower has furnished Lender with a copy of the most recent actuarial report for each Employee Pension Plan which is a defined benefit pension plan and each such report is accurate in all material respects.

     3.12. Use of Proceeds. The proceeds of the Working Capital Line of Credit shall be used solely for the purposes set forth in Section 2.1(c). The proceeds of the Acquisition Line of Credit shall be used solely for the purposes set forth in Section 2.3(c). The proceeds of the Term Loan shall be used solely for the purposes set forth in Section 2.5(b).

     3.13. Regulation U. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Loans will be used to purchase or carry any margin stock or to reduce or retire any indebtedness incurred for such purpose or to extend credit to others for such purpose.

     3.14. No Notices; No Violations. Neither the Borrower nor any Subsidiary has received any notice from any federal, state or local authority or any insurance or inspection body to the effect that any of its properties, facilities, equipment or business procedures or practices fail to comply, in any material respect, with any applicable law, ordinance, regulation, building or zoning law, judicial or administrative determination, or any other requirements of any such authority or body, and the Borrower and all Subsidiaries, and all such properties, facilities, equipment, procedures and practices, are in material compliance with all such laws, ordinances, determinations, regulations and requirements (including, without limitation, all environmental laws, rules and regulations).

     3.15. Labor. Neither the Borrower nor any Subsidiary is involved in any strike, lock-out, boycott or any other material labor trouble, similar or dissimilar, nor is it involved in negotiations with any labor union.

     3.16. Group Health Plans. The Borrower and each Subsidiary (a) provide COBRA Continuation Coverage under group health plans for separating employees in accordance with the provisions of Code ss.4980B(f), (b) are in compliance with the provisions of ss.1862(b)(1) of the Social Security Act, and (c) are in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996.

     3.17. Year 2000 Matters. The advent of the year 2000 shall not materially and adversely affect the Borrower's operations or the performance of its information technology. Without limiting the generality of the foregoing, (i) the hardware and software utilized by the Borrower are designed, in all material respects, to be used prior to, during, and after the calendar 2000 A.D. and such hardware and software will operate during each such time period without error relating to date data, specifically including any error relating to, or the conduct of, date data which represents or references different centuries or more than one century, (ii) the hardware and software utilized by the Borrower will not, in any material respect, abnormally end or provide invalid or incorrect results as a result of date data, and (iii) the hardware and software utilized by the Borrower have been designed to ensure year 2000 A.D. compatibility in all material respects, including date data, century recognition, leap year, calculations which accommodate same century and multi-century formulae in date values, and date data interface values that reflect the century.

     3.18. No Omissions. Neither this Agreement, any Schedule or any other Loan Document contains or will contain any untrue statement of material fact or omits or will omit to state a material fact required to be stated in order to make such statement, document or other instrument not misleading.

     SECTION 4. CONDITIONS OF BORROWING.

     4.1. Initial Advance. As a condition precedent to the Lender's obligation to make the initial Advance under the Notes, the following conditions shall all be satisfied:

          (a) Loan Documents. The Borrower shall have delivered or caused to be delivered to the Lender duly executed copies of each of the Loan Documents.

          (b) Borrower's Authorizations.

               (1) The Borrower shall have delivered to Lender:

                    (A) a copy, certified by the Secretary of the Borrower, of the resolutions of the Board of Directors of the Borrower authorizing and approving the execution and delivery of and performance under this Agreement and the other Loan Documents;

                    (B) the Borrower's articles or certificate of incorporation, certified by the Secretary of State of the state of the Borrower's incorporation as of a recent date;

                    (C) a good standing or subsistence certificate with respect to the Borrower certified by the Secretary of State of the state of the Borrower's incorporation as of a date within ten (10) days of the Closing Date; and

                    (D) a copy of the Borrower's By-Laws, as currently in
               effect, certified by the Borrower's Secretary or Assistant Secretary.

               (2) The President and Secretary of the Borrower shall have duly executed and delivered to the Lender certificates of incumbency, in form and substance satisfactory to the Lender.

          (c) Legal Opinions. Counsel for the Borrower shall have delivered to the Lender a favorable opinion, dated the Closing Date, addressed to the Lender, and satisfactory in form and substance to Lender.

          (d) Representations. The representations and warranties contained in
     Section 3 hereof shall be true and correct on and as of the date of the making of the Loans and the date of any Advance with the same effect as if made on and as of such date, and no Event of Default or Default shall be in existence on the date of the making of such Advance or shall occur as a result thereof.

          (e) No Material Adverse Effect. No Material Adverse Effect to the business, properties, operations, or financial condition of the Borrower shall have occurred since June 30, 1999.

          (f) No Litigation. No suit, action, investigation, inquiry or other proceeding by or before any arbitrator or any governmental authority shall be pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, the other Loan Documents, or any of the transactions contemplated hereby or thereby, or (ii) which, in the reasonable judgment of the Lender, could reasonably be expected to have a Material Adverse Effect.

          (g) Compliance with Commitment Letter. The Borrower shall have otherwise complied with all of the terms and conditions set forth in the Commitment Letter.

          (h) No Violation. The completion of the transactions contemplated hereby and by the Loan Documents shall not contravene, violate or conflict with, nor involve the Lender in violation of, any law, rule, or regulation applicable to it.

          (i) Closing Date Compliance Certificate. The Borrower shall have delivered to the Lender a duly executed Compliance Certificate dated as of the Closing Date.

          (j) Lien Searches. The Lender shall have received such secured transaction, judgment and lien searches as it deems appropriate, all of which shall be satisfactory to the Lender.

          (k) Borrowing Notice. The Borrower shall have provided the Lender with a Borrowing Notice describing:

               (i) The amount of the requested Advance;

               (ii) The initial rate at which the Advance will bear interest pursuant to Section 2.7; and

               (iii) Whether the Advance will be under the Acquisition Line of Credit or Working Capital Line of Credit.

          (l) Legal Matters. All legal matters incident to the transactions contemplated by this Agreement shall be reasonably satisfactory to Stevens & Lee, counsel for the Lender.

     4.2. Subsequent Advances. As a condition precedent to the Lender's obligation to make to make any Advance after the Closing Date, the following conditions shall all be satisfied on the date of such Advance:

          (a) Material Adverse Change. No material adverse change shall have occurred in the financial condition, assets, or results of operations of the Borrower from the date of the latest quarterly financial statements provided to the Lender under Section 5.1(b).

          (b) No Default. No Default or Event of Default shall exist on the date of such Advance or shall occur as a result of the making of such Advance.

          (c) Representations. Without limiting the generality of Section 4.2(b), the representations and warranties contained in Section 3 shall be true and correct on and as of the date of the making of such Advance with the same effect as if made on and as of such date.

          (d) No litigation. No litigation, investigation, or proceeding before or by any arbitrator or governmental authority shall be pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, the other Loan Documents, or any of the transactions contemplated hereby or thereby, or (ii) which, in the reasonable judgment of the Lender, could reasonably be expected to have a Material Adverse Effect.

          (e) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory, in form and substance, to the Lender.

          (f) Borrowing Notice. The Borrower shall have provided the Lender with a Borrowing Notice describing:

               (i) The amount of the requested Advance;

               (ii) The initial rate at which the Advance will bear interest pursuant to Section 2.7; and

               (iii) Whether the Advance will be under the Acquisition Line of Credit or Working Capital Line of Credit; and

               (iv) If the Advance is made under the Acquisition Line of Credit and will exceed Fifteen Million Dollars ($15,000,000) for any single Acquisition transaction (taking into account all Advances made, or to be made, in connection with such Acquisition, but specifically excluding the pending Acquisitions of RC Dudek and Company, Inc. and Rivnet) containing (i) a pro-forma balance sheet of the Borrower taking into account the completion of the Acquisition relating thereto and evidencing that no Default or Event of Default will occur as a result of the Borrower's completion of the Acquisition and that the Borrower will be in full and complete compliance with the financial covenants set forth in Sections 5.10 and 5.11 immediately after the Acquisition, (ii) a pro-forma income statement of the Borrower restating the Borrower's income statement for the immediately preceding four (4) fiscal quarters prior to the completion of the Acquisition taking into account the projected effect of the Acquisition on the Borrower's income and cash flows for such four (4) quarter period, (iii) a description of the Acquisition transaction relating thereto, and (iv) copies of any and all agreements, documents, and instruments relating and/or pertaining to such Acquisition, all of which the Lender shall have a reasonable opportunity to review and which shall be satisfactory to the Lender.

     4.3. Conditions to Term Loan. As a condition precedent to the Lender's obligation to make the Term Loan, the following conditions shall all be satisfied:

          (a) Representations. The representations and warranties contained in
     Section 3 shall be true and correct on and as of the date of the making of the Term Loan with the same effect as if made on and as of such date, and no Default or Event of Default shall be in existence on the date of the making of the Term Loan or shall occur as a result thereof.

          (b) Borrowing Notice. The Borrower shall have provided the Lender with a Borrowing Notice describing the following:

               (i) The amount of the Term Loan;

               (ii) The initial rate at which the Term Loan will bear interest pursuant to Section 2.7; and

               (iii) The Amortization Period selected by the Borrower for the Term Loan.

          (c) Payment of Fees. The Borrower shall have paid to the Lender a non-refundable facility fee in the following amount:

              Fee                 Amortization Period
              ---                 -------------------
              $30,000             Up to  3 Year Amortization Period
              $37,500             4 to 5 Year Amortization Period
              $45,000             6 to 7 Year Amortization Period

     4.4. Satisfaction of Conditions. The Lender's reasonable determination with respect to whether an Advance or other Loan is required to be made pursuant to the provisions hereof and whether any condition herein described has been satisfied shall be binding upon the Borrower.

     SECTION 5. AFFIRMATIVE COVENANTS.

     The Borrower covenants and agrees that from and after the Closing Date and so long as any of the Obligations remain outstanding and unpaid, in whole or in part, the Borrower will observe the following covenants, unless the Lender shall otherwise consent in writing:

     5.1. Financial Statements; Reports. The Borrower will furnish to Lender:

          (a) Annual Reports: as soon as available, but in any event not later than one hundred twenty (120) days after the close of each fiscal year of the Borrower, the annual audit report of the Borrower containing consolidated and consolidating balance sheets of the Borrower and any Subsidiaries, as at the end of such fiscal year, and related consolidated and consolidating statements of income, shareholders' equity and cash flows of the Borrower and any Subsidiaries, for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis and certified without exception or qualification by independent public accountants selected by the Borrower and satisfactory to the Lender, together with a copy of the management letter prepared by such accountants in connection with such audit;

          (b) Compliance Certificates: concurrently with the delivery of the quarterly reports on Form 10-Q required to be furnished by the Borrower to the Lender pursuant to the provisions of paragraph (B) of Section 5.1(c), a Compliance Certificate executed by the Borrower's Chief Financial Officer;

          (c) Securities Filings: promptly upon sending, making available, or filing the same, such reports and financial statements as the Borrower or any Subsidiary shall send or make available to the shareholders of the Borrower or file with the Securities and Exchange Commission or any state securities agencies including, without limitation, (A) annual reports filed on Form 10-K, and (B) quarterly reports filed on Form 10-Q (and all related exhibits and schedules thereto); and

          (d) Other Information: from time to time, such additional financial and other information as Lender may reasonably request.

     5.2. Liabilities. The Borrower and any Subsidiaries will pay and discharge, at or before their maturity, all their respective obligations and liabilities (including, without limitation, tax liabilities and all employee wages as provided in the Fair Labor Standards Act, 29 U.S.C. ss.ss.206-207 and any successor statute), except those which may be contested in good faith, and maintain adequate reserves for any of the same in accordance with GAAP; provided, however, no Event of Default shall be deemed to have occurred by reason of the Borrower's failure to comply with the covenant set forth in this
Section 5.2 unless such failure results in an Event of Default under Section 7.1(d).

     5.3. ERISA.

          (a) The Borrower will furnish to Lender (i) within thirty (30) days after it has reason to know that any Reportable Event has occurred with respect to any Employee Pension Plan or that the PBGC has instituted or will institute proceedings under Title IV of ERISA to terminate any

     Employee Pension Plan or to appoint a trustee to administer any Employee Pension Plan, a statement setting forth the details as to such Reportable Event, termination or appointment proceedings and the action which it (or the Employee Pension Plan sponsor other than the Borrower) proposes to take with respect thereto, together with a copy of any notice of such Reportable Event given to PBGC if a copy of such notice is available to the Borrower or any of its Controlled Group Members; and (ii) promptly after receipt thereof, a copy of any notice the Borrower or any of its Controlled Group Members or the sponsor of any Employee Pension Plan received from PBGC or the Internal Revenue Service which sets forth or proposes any action or determination with respect to such Employee Pension Plan.

          (b) The Borrower will notify Lender of (i) any excise taxes which have been assessed or which the Borrower or any of its Controlled Group Members have reason to believe may be assessed against the Borrower or any of its Controlled Group Members by the Internal Revenue Service with respect to any Employee Pension Plan or (ii) any revocation of qualification under Code ss.401 which has occurred or which the Borrower or any of its Controlled Group Members have reason to believe may occur with respect to any Employee Pension Plan.

     5.4. Notices. The Borrower will promptly give notice in writing to Lender of the occurrence of any of the following:

          (a) any Event of Default or Default under this Agreement, or any event of default or similar occurrence under any material instrument or other material agreement of the Borrower or any Subsidiary entitling any Person to accelerate the maturity of any material obligation of the Borrower or any Subsidiary or to exercise any other remedy against the Borrower or such Subsidiary;

          (b) any strike, lock-out, boycott or any other material labor trouble;

          (c) the commencement of any litigation, proceeding or dispute affecting the Borrower or any Subsidiary, or any dispute between the Borrower or any Subsidiary, and any Person, if such litigation, proceeding or dispute might interfere with the normal business operations of the Borrower or any Subsidiary, or, if resolved other than in the favor of the Borrower or any Subsidiary, such litigation, proceeding or dispute would have a material adverse effect on the Borrower's or such Subsidiary's financial condition;

          (d) any material and adverse change in the financial position, operations, business or prospects of the Borrower; or

          (e) any changes in the personnel holding executive management positions with the Borrower at the time of closing, including but not limited to, the Borrower's president, vice-president, and chief financial officer.

     5.5. Environmental Matters; Compliance with Laws.

          (a) The Borrower, and each of its Subsidiaries, shall:

               (1) immediately notify the Lender (and any other person that Borrower or any Subsidiary is required to notify pursuant to any applicable laws) once it is aware of a material Release or threatened material Release of Hazardous Substances on, from, or near any of the properties owned or used by the Borrower which might cause Contamination;

               (2) immediately notify the Lender once an environmental investigation or clean-up proceeding is instituted by any Person in connection with such properties;

               (3) fully comply with and assist any such environmental investigation and clean-up proceeding;

               (4) promptly execute and complete any Remedial Actions necessary to ensure that such properties are in material compliance with all applicable laws and free from Contamination, and to ensure that no environmental liens or encumbrances are levied against or exist with respect to such properties; and

               (5) comply, and cause all properties, assets, and operations owned or used by the Borrower and its Subsidiaries to comply, in all material respects, with all applicable federal, state, local and other environmental, zoning, occupational safety, health, employment, discrimination, labor and other laws and regulations.

          (b) The Borrower shall defend, indemnify the Lender and hold the Lender harmless from and against all loss, liability, damage, cost, and expense, including without limitation, reasonable attorneys' fees, fines, or other civil and criminal penalties or payments, for failure of the assets or property owned or used by the Borrower or its Subsidiaries to comply in all respects with all environmental and other laws, caused, in whole or in part, regardless of fault, by the Borrower, by any Subsidiary, or by any past, present or future owner, occupier, tenant, subtenant, licensee, guest or other person. The provisions of this Section 5.5(b) shall survive payoff, release, foreclosure, or other disposition of this Agreement. The Borrower shall remain liable hereunder regardless of any other provisions hereof which may limit the Borrower's liability.

     5.6. Corporate Existence; Properties. The Borrower will notify the Lender at least thirty (30) days before any change of name of the Borrower and will maintain:

          (a) its corporate existence and its qualification to do business and good standing in each jurisdiction in which qualification is necessary for the proper conduct of its businesses;

          (b) all material licenses, permits and other authorizations necessary for the ownership and operation of its properties and businesses; and

          (c) its assets and properties in good repair, working order and condition and to make all necessary or appropriate repairs, renewals, replacements and substitutions, so that the value and efficiency of all such assets and properties shall at all times be properly preserved and maintained.

     5.7. Insurance. The Borrower and each Subsidiary shall carry at all times, in coverage, form and amount satisfactory to the Lender, hazard insurance (with fire, extended and vandalism and malicious mischief coverage and coverage against such other hazards as are customarily insured against by companies in the same or similar business), commercial general liability insurance, worker's compensation insurance, comprehensive automobile liability insurance, and such other insurance as is customarily carried by similarly situated companies, and pay all premiums on the policies for such insurance when and as they become due and do all other things necessary to maintain such policies in full force and effect. The Borrower shall from time to time, upon request by the Lender, promptly furnish or cause to be furnished to the Lender evidence, in form and substance satisfactory to the Lender, of the maintenance of all insurance required to be maintained by this Section 5.7 including, but not limited to, such originals or copies, as the Lender may request, of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments.

     5.8. Books and Records. The Borrower will maintain, and will cause each Subsidiary to maintain, accurate and complete, in all material respects, records and books of account with respect to all its operations in accordance with GAAP, and will permit, and will cause each Subsidiary to permit, officers or representatives of the Lender to examine and make excerpts from such books and records and to visit and inspect its properties, both real and personal, at all reasonable times and, provided no Event of Default has occurred, upon reasonable advance notice by the Lender to the Borrower.

     5.9. Location of Business. The Borrower will notify the Lender in writing at least five (5) days prior to any change in the location of any place of business of Borrower and each Subsidiary, if any, whether the establishment of a new place of business or the discontinuance of a present place of business.

     5.10. Funded Debt to EBITDA Ratio. Borrower shall maintain a ratio of Funded Debt to EBITDA of not more than 1.75 to 1.00 measured at the close of each fiscal quarter..

     5.11. Funds Flow Coverage Ratio. The Borrower shall maintain a Funds Flow Coverage Ratio of not less than 1.50 to 1.00 measured at the close of each fiscal quarter for the rolling four (4) quarter period ending as at the close of the fiscal quarter as of which the Funds Flow Coverage is being measured.

     5.12. Group Health Plans. The Borrower will comply, and cause each Subsidiary to comply, in all material respects with the group health plan COBRA Continuation Coverage requirements of Code ss.4980B(f), with all provisions of ss.1862(b)(1) of the Social Security Act and the provisions of the Health Insurance Portability and Accountability Act of 1996. The Borrower will furnish to Lender, as soon as possible and in any event within thirty (30) days after the Borrower knows or has reason to know, notice that the Borrower or any Subsidiary is not in compliance with any provision of Code ss.4980B(f), ss.1862(b)(1) of the Social Security Act, or the Health Insurance Portability and Accountability Act of 1996.

     5.13. Deposit Accounts. The Borrower and all Subsidiaries shall maintain one or more of their deposit accounts with the Lender.

     SECTION 6. NEGATIVE COVENANTS.

     The Borrower covenants and agrees that from and after the Closing Date and so long as any of the Obligations remain outstanding and unpaid, in whole or in part, the Borrower will observe the following covenants unless the Lender shall otherwise consent in writing:

     6.1. Debt. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or suffer or permit to exist any Debt, including indebtedness for borrowed money or any indebtedness constituting the deferred portion of the purchase price of any property, except:

          (a) any Obligations, whether evidenced by the Notes or any other instruments;

          (b) Debt to suppliers and other trade creditors incurred in the ordinary course of business by the Borrower and its Subsidiaries, if any;

          (c) Subordinated Indebtedness;

          (d) so long as no Default or Event of Default has occurred or would be caused thereby, Debt constituting the deferred purchase price of equipment purchased or acquired as permitted by Section 6.2(b) in an aggregate amount which does not exceed Two Hundred Thousand Dollars ($200,000) during any fiscal year;

          (e) Debt described on Schedule 6.1(e); and

          (f) any other Debt permitted under the Loan Documents.

     6.2. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, assume, or suffer to exist, any Lien of any kind upon any of its assets, whether now owned or hereafter acquired, except:

          (a) purchase money Liens on equipment hereafter acquired securing Debt permitted by Section 6.1(d), provided that such Liens attach only to the equipment so acquired and do not encumber any other property of the Borrower or any Subsidiary;

          (b) Liens for taxes not yet payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of the Borrower or a Subsidiary;

          (c) mechanics', materialmen's, warehousemen's, carriers' or other like Liens arising in the ordinary course of business of the Borrower or any Subsidiary, if any, arising with respect to obligations which are not overdue for a period longer than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of the Borrower or a Subsidiary;

          (d) deposits or pledges to secure the performance of bids, tenders, contracts, leases, public or statutory obligations, surety or appeal bonds or other deposits or pledges for purposes of a like general nature or given in the ordinary course of business by the Borrower or any Subsidiary; and

          (e) other encumbrances consisting of zoning restrictions, easements, restrictions on the use of real property or minor irregularities in the title thereto, which do not arise in connection with the borrowing of, or any obligation for the payment of, money and which, in the aggregate, do not materially detract from the value of the Premises or the business, properties or assets of the Borrower or any Subsidiary.

     6.3. Investments, Loans and Advances. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investment (by way of transfer of property, contribution to capital, purchase of stock, securities, partnership or other ownership interests or evidence of indebtedness, acquisition of the business or assets or otherwise) in, or make or suffer to exist any advances or loans to, any Person, except that:

          (a) the Borrower and its Subsidiaries, if any, may extend trade credit under usual and customary arm's length terms in the ordinary course of business;

          (b) the Borrower and its Subsidiaries, if any, may purchase and own marketable direct obligations of the United States of America or any agency thereof, marketable obligations directly and fully guaranteed by the United States of America and certificates of deposit issued by the Lender or by any other bank with a shareholders' equity of at least $50,000,000 organized under the laws of the United States of America or any state thereof, provided that such obligations and certificates of deposit have a maturity of one year or less from the date of purchase;

          (c) Acquisitions financed with the Acquisition Line of Credit; and

          (d) the Borrower and its Subsidiaries may make investments in marketable securities satisfying the investment criteria of Borrower's investment policy (as in effect from time to time, which shall be reasonably satisfactory to the Lender).


     6.4. Mergers, Consolidations. The Borrower will not, nor will it permit any Subsidiary to, enter into any transaction of merger or consolidation; provided, however, so long as no Default or Event of Default has occurred or would be caused thereby, so long as advance written notice thereof is furnished by the Borrower to the Lender, (i) mergers and consolidations among Subsidiaries of the Borrower may be completed, and (ii) any Subsidiary of the Borrower may be merged with and into the Borrower if the Borrower is the surviving corporation in connection with such merger.

     6.5. Disposition of Assets. The Borrower will not, nor will it permit any Subsidiary to, liquidate or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, pledge, or otherwise transfer or dispose of all or any substantial part of its properties, assets or business except that
(a) the Borrower and any Subsidiaries may sell used equipment no longer used or useful in connection with their respective businesses having a value not in excess of One Million Dollars ($1,000,000), in the aggregate, in any fiscal year, and (b) the Borrower may sell inventory in the ordinary course of its business.

     6.6. Guaranty Obligations. The Borrower will not, nor will it permit any Subsidiary to, become or remain liable, directly or indirectly, in connection with Guaranty Obligations, except that the Borrower and any Subsidiary may endorse negotiable instruments for collection in the ordinary course of their respective businesses.

     6.7. Sales and Lease-Backs. The Borrower will not, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person, whereby the Borrower or any Subsidiary shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which the Borrower or such Subsidiary intends to use for substantially the same purpose or purposes as the property being sold or transferred.

     6.8. Continuance of Business. The Borrower will not, nor will it permit any Subsidiary to, engage in any line of business other than those which are the same as or similar to those in which the Borrower or any such Subsidiary is actively engaged on the Closing Date including those businesses acquired with Advances under the Acquisition Line of Credit.

     6.9. Voluntary Prepayments. The Borrower will not, nor will it permit any Subsidiary to, prepay, purchase, redeem or otherwise acquire for value prior to the stated maturity thereof all or any part of any Debt of the Borrower or any Subsidiary, if any, for borrowed money (other than the Obligations as provided herein).

     6.10. Transactions with Affiliates. Except as expressly permitted by this Agreement, the Borrower will not, nor will it permit any Subsidiary to, directly or indirectly:

          (a) make any Investment in, or loan or advance to, an Affiliate; provided, however, so long as no Default or Event of Default has occurred or would be caused thereby, the Borrower and its Subsidiaries may make intercompany advances to one another in the ordinary course of their respective businesses as heretofore conducted and for proper corporate purposes;

          (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate;

          (c) merge into or consolidate with or purchase or acquire assets from an Affiliate; or

          (d) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate (including, without limitation, any guarantees or assumptions of obligations of an Affiliate);

     provided that Borrower and any Subsidiary may enter into any transaction with an Affiliate for the leasing of property, the rendering or receipt of services or the purchase or sale of assets in the ordinary course of business for a consideration which is substantially as advantageous to Borrower or such Subsidiary as the consideration which it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

     6.11. Handling of Hazardous Substances. The Borrower will not permit, nor will it permit any Subsidiary to, use in its business or operations, or produce as a result or as a by-product of its business or operations, or store or hold at any site or location at which it conducts its business or operations, or at any other property, Hazardous Substance unless the Borrower or any Subsidiary complies, in all material respects, with all requirements of any applicable law, regulation, decision or edict relating to the special handling, collection, storage, treatment, disposal, or transportation of such Hazardous Substance. The Borrower will not, nor will it permit any Subsidiary to, permit the Release or threatened Release of any Hazardous Substance on, from, or near their respective properties which might cause Contamination.

     6.12. Use of Proceeds. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, apply any part of the proceeds of the

Loans to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

     6.13. Management Changes. The Borrower acknowledges that the Lender is relying upon the abilities of the Borrower's senior executive management as a material inducement for the Lender to enter into this Agreement and agree to make the Loans. Therefore, the Borrower shall maintain, at all times, senior executive management which is reasonably satisfactory to the Lender. Lender acknowledges that the present senior executive management of the Borrower is satisfactory to it.

     SECTION 7. EVENTS OF DEFAULT, REMEDIES.

     7.1. Events of Default. The following shall constitute Events of Default:

          (a) Non-Payment. (i) Failure by the Borrower to pay the principal of or accrued interest on the Notes or any other instrument evidencing any Obligation when due, or (ii) the failure of the Borrower or any Subsidiary to pay any other amount payable to Lender, whether under this Agreement or otherwise, within three (3) days after such amount becomes due.

          (b) Falsity of Representations and Warranties. Any representation or warranty made by the Borrower in this Agreement or in any other Loan Document or in any certificate, financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall appear to be false or misleading in any material respect.

          (c) Failure to Perform Certain Covenants. Failure by the Borrower to observe or perform any other covenants, conditions or provisions contained in this Agreement or in any other Loan Document, provided that, except with respect to a violation of the covenants contained in Sections 5.10 and 5.11, or Section 6, such failure shall continue for a period of fifteen
     (15) days after the earlier of (i) written notice thereof from Lender to the Borrower, or (ii) the date on which an officer of the Borrower knew, or should have known, of such failure.

          (d) Default Under Other Obligations. The Borrower or any Subsidiary:

               (1) defaults in any payment of principal of or interest on any material obligations for borrowed money (other than under the Notes) or for the deferred purchase price of property beyond any period of grace provided with respect thereto; or

               (2) defaults in the performance of any other agreement, term or condition contained in any such material obligation or in any agreement relating thereto, if the effect of such default is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to then cause, such obligation to become due prior to its stated maturity. As used in this Section 7.1(d), "material obligation" shall mean any obligation of the Borrower or any Subsidiary, under which the aggregate liability of the Borrower or such Subsidiary (whether fixed or contingent) exceeds Two Hundred Thousand Dollars ($200,000).

          (e) Voluntary Bankruptcy, Etc. The commencement by the Borrower or any Subsidiary of a voluntary case under the Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any Subsidiary or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of the Borrower or any Subsidiary generally to pay its debts as such debts become due, or the taking of corporate action by the Borrower or any Subsidiary in furtherance of any of the foregoing.

          (f) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Borrower or any Subsidiary in an involuntary case under the Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or any Subsidiary or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) days.

          (g) ERISA.

               (1) (A)(1) Any Employee Pension Plan is terminated within the meaning of Title IV of ERISA, or (2) a trustee is appointed by the appropriate United States District Court to administer any Employee Pension Plan, or (3) the PBGC institutes proceedings to terminate any Employee Pension Plan, or (4) any Reportable Event occurs which the Lender determines in good faith indicates a substantial likelihood that an event described in (1), (2), or (3) above will occur, and (B) with respect to events described in (1)-(4) above, only, the benefit commitments (within the meaning of ERISA ss.4001(a)(16)), exceed the market value of the assets in the fund under the Employee Pension Plan by, five percent (5%) or more of the Borrower's or its Controlled Group Members' tangible net worth;

               (2) there occurs any Accumulated Funding Deficiency with respect to any Employee Pension Plan and the Borrower or any of its Controlled Group Members fails to correct such Accumulated Funding Deficiency prior to the end of the taxable period within the meaning of Code ss.4971(c)(3); or

               (3) any Employee Pension Plan loses its tax-qualified status.

          (h) COBRA Continuation Coverage. (i) Failure by the Borrower or any Subsidiary to provide COBRA Continuation Coverage under group health plans for separating employees in accordance with Code ss.4980B(f) at the time continuation coverage is to be made available; (ii) failure by the Borrower or any Subsidiary to comply with all provisions of ss.1862(b)(1) of the Social Security Act; or (iii) failure by the Borrower or any Subsidiary to comply with all provisions of the Health Insurance Portability and Accountability Act of 1996.

          (i) Material Adverse Change. The Lender in good faith believes the prospect of timely repayment of the Obligations to be materially impaired by reason of a material adverse change in the Borrower's operations, financial condition, earnings or physical assets.

          (j) Default Under Other Documents. An "Event of Default" or similar event shall have occurred and be continuing under any Loan Document.

          (k) Unenforceability. (i) Any material provision of any of the Loan Documents shall at any time for any reason cease to be a valid and binding obligation of the Borrower, or shall be declared to be null and void or
     (ii) the validity or enforceability thereof shall be contested by the Borrower or any governmental agency or authority, or the Borrower shall deny that it has any further liability or obligation under any Loan Document to which it is a party.

          (l) Judgments. One or more judgments are entered against Borrower in the aggregate amount of Five Hundred Thousand Dollars ($500,000) or more, and the Borrower shall not obtain the satisfaction, release, stay or dismissal thereof within thirty (30) days thereof.

     7.2. Acceleration.

          (a) Upon the occurrence of an Event of Default specified in Sections 7.1(a) through 7.1(d), and 7.1(g) through 7.1(l), the Lender may, by written notice to Borrower, terminate immediately and irrevocably the Acquisition Line of Credit, the Acquisition Line of Credit Commitment, the Working Capital Line of Credit, the Working Capital Line of Credit Commitment, the Term Loan and any other obligation of the Lender to make any advances to or for the account of the Borrower or any of its Affiliates, and declare the Notes, and all other instruments evidencing the Obligations to be due and payable, whereupon the principal amount of the Notes and all outstanding Obligations, together with accrued interest thereon and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

          (b) Upon the occurrence of an Event of Default specified in Sections 7.1(e) or 7.1(f), the Acquisition Line of Credit, the Acquisition Line of Credit Commitment, the Working Capital Line of Credit, the Working Capital Line of Credit Commitment, the Term Loan, and any other obligation of the Lender to make any advances to or for the account of the Borrower or any of its Affiliates, shall automatically and immediately terminate and the unpaid principal balances of, all accrued, unpaid interest on, and all other sums payable with regard to, the Notes and all instruments evidencing the Obligations shall automatically and immediately become due and payable, in all cases without any action on the part of the Lender.

     7.3. Right of Setoff. Upon the occurrence of a Default or an Event of Default, the Lender shall have the right, in addition to all other rights and remedies available to it, to set off against the unpaid balance of the Obligations, any debt owing to the Borrower by the Lender and any funds in any deposit account maintained by the Borrower with the Lender.

     7.4. No Marshalling, Etc., Required. If an Event of Default shall have occurred and be continuing, the Lender shall not be required to marshal any present or future security for, or guarantees of, the Obligations or to resort to any such security or guarantee in any particular order and the Borrower waives, to the fullest extent that it lawfully can, (a) any right it might have to require the Lender to pursue any particular remedy before proceeding against it, and (b) any right to the benefit of, or to direct the application of the proceeds of any collateral until the Obligations have been paid in full.

     7.5. Remedies Cumulative. Lender may exercise any of its rights and remedies set forth in this Loan Agreement and the other Loan Documents. The remedies of Lender shall be cumulative and concurrent, and may be pursued singly, successively, or together, at its sole discretion, and may be exercised as often as the occasion therefore shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

     SECTION 8. MISCELLANEOUS.

     8.1. No Waiver; Cumulative Remedies. No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude or require any other or further exercise thereof or the exercise of any other right, power or privilege. The Lender shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the Lender, and then only to the extent specifically set forth in writing. A waiver with respect to one event shall not be construed as continuing or as a bar to or a waiver of any right or remedy with respect to a subsequent event. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

     8.2. Notices. All notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device) to the numbers set forth below, (iii) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, post prepaid, in each case to the respective parties at the address or telecopy number set forth below, or at such other address or telecopy number as such party may hereafter specify by written notice to the other party hereof:

    The Borrower:                  Penn Engineering & Manufacturing Corp.
                                   P.O. Box 1000
                                   Danboro, PA 18916

                                   Attention:  Mr. Richard F. Davies, Treasurer

             with a copy to:       Duane Morris & Heckscher LLP
                                   One Liberty Place
                                   Philadelphia, Pa 19103-7396

                                   Attention:  Stephen D. Teaford, Esquire

    Lender:                        First Union National Bank
                                   PA5416
                                   2240 Butler Pike
                                   Plymouth Meeting, PA 19462

                                   Attention:  Ms. Stasia H. Whiteman,
                                               Vice President

             with a copy to:       Stevens & Lee
                                   One Glenhardie Corporate Center
                                   1275 Drummers Lane
                                   P.O. Box 236
                                   Wayne, PA 19087-0236

                                   Attention:  Steven M. Tyminski, Esquire

     8.3. Reimbursement of Lender. The Borrower hereby agrees to reimburse the Lender for its out-of-pocket expenses, including counsel fees, incurred by the Lender in connection with the development, preparation, execution and enforcement of this Agreement and all the Loan Documents, including all counsel fees in connection with any bankruptcy or insolvency proceeding involving the Borrower, this Agreement or any of the other Loan Documents. Such expenses and counsel fees shall be paid simultaneously with the execution of this Agreement and all such expenses hereafter incurred shall be paid within ten (10) days after notice by the Lender.

     8.4. Payment of Expenses and Taxes. In addition to payment of the expenses and counsel fees provided for in Section 8.3, the Borrower agrees to pay, and to save the Lender harmless from any delay in paying, stamp and other similar taxes, if any, including, without limitation, all levies, impositions, duties, charges or withholdings, together with any penalties, fines or interest thereon or other additions thereto, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement and the Loan Documents or any modification of any thereof or any waiver or consent under or in respect of any thereof.

     8.5. Survival of Representations and Warranties. All representations, warranties, covenants and agreements made in this Agreement and all other Loan Documents shall survive the execution and delivery of the Loan Documents and the making of the Loans hereunder. All such representations and warranties shall be deemed to be made again at the date of each request for a borrowing under the Loans. The provisions of Sections 5.5, 8.3, 8.4, 8.10, 8.11 and 8.12 hereof shall survive payment of the Obligations.

     8.6. Participations. The Lender reserves the absolute right to assign all or any of its interest in any or all of the Loans and the Loan Documents or to participate with other lenders in the Loans, the Loan Documents on such terms and at such times as the Lender may determine from time to time, with prior notice to and the consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, no such notice to or consent of the Borrower shall be required if a Default or Event of Default has occurred. The Borrower hereby grants to each such assignee and participant the right to set off deposit accounts maintained by the Borrower or any of its Subsidiaries with such assignee or participant or any other

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

obligations such assignee or participant may owe to Borrower or any of its Subsidiaries, to the extent of all Obligations. The Lender may disclose all financial, business and other information about the Borrower or any of its Subsidiaries which the Lender may possess at any time to all prospective and actual assignees and participants.

     8.7. Successors. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower may not assign or transfer its rights hereunder without the prior written consent of the Lender.

     8.8. Construction. This Agreement, all Loan Documents, and the rights and obligations of the parties hereunder and thereunder, shall be governed by and construed and interpreted in accordance with, the domestic internal laws of the Commonwealth of Pennsylvania without regard to its rules pertaining to conflict of laws. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.9. Severability. Any provision contained in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     8.10. Indemnity. The Borrower hereby agrees, whether or not any of the transactions contemplated in the Loan Documents shall be consummated, to pay, assume liability for, and indemnify, protect, defend, save and keep harmless the Lender from and against, any and all liabilities, obligations, losses, damages, settlements, claims, actions, suits, penalties, costs and expenses (including, but not limited to, legal and investigative fees and expenses) of whatsoever kind and nature, including, but not limited to claims based upon negligence, strict or absolute liability, liability in tort, latent and other defects (whether or not discoverable), and any claim for patent, trademark or copyright infringement which may from time to time be imposed on, incurred by or asserted against the Lender (whether or not any such claim is also indemnified or insured against by any other person) in any way relating to or resulting from this Agreement, any Loan Document, or any of the transactions contemplated herein or therein. The provisions of this Section 8.10 shall survive the payoff, release, foreclosure or other disposition, as applicable, of this Agreement and the Obligations.

     8.11. Waiver of Trial by Jury; Jurisdiction.

          (a) Each party to this Agreement agrees that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by either party hereto or any successor or assign of any party on or with respect to this Agreement or any other Loan Document or which in any way relates, directly or indirectly, to the Loans or any event, transaction, or occurrence arising out of or in any way connection with the Loans, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING. THE BORROWER ACKNOWLEDGES AND AGREES THAT THIS SECTION 8.11 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT BETWEEN THE PARTIES AND THAT THE LENDER WOULD NOT

     EXTEND THE LOANS TO THE BORROWER IF THIS WAIVER OF JURY TRIAL SECTION WERE NOT A PART OF THIS AGREEMENT.

          (b) For the purpose of any suit, action or proceeding arising out of or relating to this Agreement, the Notes or the Loans , the Borrower hereby irrevocably consents and submits to the jurisdiction and venue of any of the Courts of the Commonwealth of Pennsylvania including, without limitation, the Court of Common Pleas of Philadelphia County and the Federal District Court for the Eastern District of Pennsylvania, and appoints and constitutes the Secretary of State of the Commonwealth of Pennsylvania as its agent to accept and acknowledge on its behalf all service of process in connection with any such matter, copies of which process shall be mailed or delivered to the Borrower. The Borrower irrevocably waives any objection which it may now or hereinafter have to the laying of the venue of any suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentence shall be deemed in every respect effective and valid personal service of process upon the Borrower. The provisions of this Section 8.11(b) shall not limit or otherwise affect the right of the Lender to institute and conduct action in any other appropriate manner, jurisdiction or court.

     8.12. Actions Against Lender; Release.

          (a) Any action brought by the Borrower or any Subsidiary against the Lender which is based, directly or indirectly, or on this Agreement or any other Loan Document or any matter in or related to this Agreement or any other Loan Document, including but not limited to the making of the Loans or the administration or collection thereof, shall be brought only in the courts of the Commonwealth of Pennsylvania.

          (b) Upon full payment and satisfaction of the Loans and the interest thereon, as provided in Section 2 hereof, the parties shall thereupon automatically each be fully, finally, and forever released and discharged from any further claim, liability or obligation in connection with the Loans except as expressly set forth herein, except to the extent an payment received by the Lender is determined to be a preference or similar voidable transfer.

     8.13. Performance by Lender. If the Borrower shall fail to observe or perform any of the terms, agreements or covenants contained in this Agreement, or in any other Loan Document, the Lender may, in its discretion, but without any obligation or duty to do so, and without waiving any Default, or Event of Default, and with prior written notice to the Borrower, perform any of such terms, agreements or covenants, in part or in whole, and any money advanced or expended by the Lender in or toward the fulfillment of such terms, agreements or covenants, shall be due on demand and become a part of and be added to the indebtedness due under the Notes and secured as herein provided with interest thereon at the rate specified in such Note from the date of the respective advance or expenditure. Lender's rights contained in this Section 8.13 shall be in addition to all of Lender's rights under Section 5.5(b) and otherwise, and Lender may, at its sole election, exercise any one or more, or all, of such rights alternatively or concurrently.

     8.14. Counterparts. This Agreement may be executed in any number of counterparts with then same effect as if the signatures thereto and hereto were

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

upon the same instrument, but all of such counterparts taken together shall be deemed to constitute one and the same instrument.

     8.15. Further Actions. The Borrower shall execute and deliver such documents and instruments, and take such other actions, as the Lender deems necessary to consummate the transactions described in this Agreement.

     8.16. Entire Agreement. This Agreement and the Loan Documents represent the entire agreement between the Lender and the Borrower with respect to the financing transactions to which they relate, and cannot be changed or amended except by an agreement in writing signed by the party against whom enforcement of the change or amendment is sought.

     8.17. Arbitration.

          (a) Notwithstanding anything contained herein or in any other Loan Document to the contrary, upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement and other Loan Documents ("Disputes") between or among parties to this Agreement shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims arising out of or connection with the transaction reflected by this Agreement.

          (b) Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in the City of Philadelphia. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted or if such person is not available to serve, the single arbitrator may be a licensed attorney. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

          (c) Notwithstanding the preceding binding arbitration provisions, the parties hereto agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought. Lender and Companies shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under the Loan Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property;
     (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

          (d) The parties hereto agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

     IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                      PENN ENGINEERING & MANUFACTURING CORP.
                                      By /s/ Richard F. Davies
                                         ------------------------------
                                         Name:  Richard F. Davies
                                         Title: Treasurer

                                              ("Borrower")

                                      FIRST UNION NATIONAL BANK
                                      By /s/ Stasia H. Whiteman
                                         ------------------------------

                                         Name:  Stasia H. Whiteman
                                         Title: Vice President
                                                     ("Lender")

SCHEDULES
3.5      Litigation
3.6      Title to Assets; Liens
3.7      Licenses; Intellectual Property
6.1(d)   Permitted Debt

Exhibits

"A"      Form of Borrowing Notice
"B"      Form of Compliance Certificate
"C"      Form of Term Note

                                   EXHIBIT "A"

                            FORM OF BORROWING NOTICE

First Union National Bank
2240 Butler Pike
Plymouth Meeting. PA 19462

Attention: Ms. Stasia H. Whiteman, Vice President

Ladies and Gentlemen:

     The undersigned, Penn Engineering & Manufacturing Corp. ("Borrower"), refers to the Loan Agreement dated September 28, 1999 (as it may be amended, modified, extended or restated from time to time, the "Loan Agreement"), between Borrower and Lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement. The undersigned hereby gives you notice that it requests an Advance in accordance with the provisions of Section 2.7 of the Loan Agreement, and in that connection therewith sets forth below the terms on which such Advance is requested to be made:

REQUEST FOR [Insert Advance Type] ADVANCE

(A)      Date of Borrowing
         (which is a Business Day)   ______________________________

(B)      Principal Amount of
         Advance                     ______________________________

(C)      Interest rate basis         ______________________________

(D)      Interest Period and the last
         day thereof if a LIBOR Loan ______________________________

     Upon acceptance of any or all of the Advances made by the Lender in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Sections 4.2 and 4.3 of the Loan Agreement have all been satisfied.

                                    Very truly yours,

                                    PENN ENGINEERING & MANUFACTURING CORP.

                                    By_______________________________________

                                       Name:_________________________________

                                       Title:________________________________

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


                                   EXHIBIT "B"

                         Form of Compliance Certificate

     In accordance with the provisions of Section 5.1(b) of the Loan Agreement (the "Loan Agreement") dated September 28, 1999, by and between Penn Engineering & Manufacturing Corp. (the "Borrower") and First Union National Bank (the "Lender"), the undersigned, being the Chief Financial Officer of the Borrower, does hereby certify to the Lender, on behalf of the Borrower, as follows:

          (i) The representations and warranties made by the Borrower in Section 3 of the Loan Agreement are true and complete in all material respects as on and as of the date hereof as if made on and as of this date;

          (ii) The Borrower has, as of the date hereof, performed all covenants and agreements required to be performed by it under the Loan Agreement and related Loan Documents; and

          (iii) No Default or Event of Default has occurred, [except and to the extent specifically set forth on Exhibit "A" attached hereto and made a part hereof].

          (iv) The Borrower is in compliance with the financial covenants set forth in Sections 5.10 and 5.11 of the Loan Agreement, as provided below:

              [Calculation of Financial Covenants to be provided].

     Any capitalized terms which are used in this Certificate and which are not defined herein, but which are defined in the Loan Agreement, shall have the meanings given to those terms in the Loan Agreement.

     IN WITNESS WHEREOF, I have executed this Certificate the ____ day of
___________________.

                         PENN ENGINEERING & MANUFACTURING CORP.

                         By                                       (SEAL)
                            -------------------------------------
                         Name:
                         Title:  Chief Financial Officer of the Borrower

                                       45